Exhibit 4.10

Form of Exclusive Business Cooperation Agreement

Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following Parties on [Execution Date] in Beijing, China.

Party A:	[Name of WFOE]
Address:

Party B:	[Name of VIE]
Address:

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

(1)                                Party A is a Wholly Foreign Owned Enterprise established in the People’s Republic of China (“China”), and has the necessary resources to provide technical services and business consulting services;

(2)                                Party B is a company with exclusively domestic capital registered in China;

(3)                                Party A is willing to provide Party B, on an exclusive basis, with technical, consulting and other services (the detailed scope set forth below) during the term of this Agreement, utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, Party A and Party B have reached the following agreements:

1.                                     Services Provided by Party A

1.1                              Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support and technical and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all or part of the services within the business scope of Party B as may be determined from time to time by Party A, including, but not limited to, technical services, network support, business consultations, intellectual property licenses, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance(“Service”).

1.2                              Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.4 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3                              To ensure that the cash flow requirements of Party B’s ordinary operations are met and/or to set off any loss accrued during such operations, Party A may elect to, only to the extent permissible under the laws of PRC, provide financing support for Party B, whether or not Party B actually incurs any such operational loss. If Party A elects to provide financing support for Party B, Party B shall accept such financing support provided by Party A. Party A’s financing support for Party B may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately.

1.4                              Service Providing Methodology

1.4.1                    Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into further technical service agreements or consulting service agreements, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.4.2                    To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into intellectual property (including, but not limited to, software, trademark, patent and know-how) license agreements, which shall permit Party B to use Party A’s relevant intellectual property rights, at any time and from time to time based on the needs of the business of Party B.

1.4.3                    To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into equipment or property leases which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.4.4                    Party A may, at its own discretion, subcontract to third parties part of the services Party A provides to Party B under this Agreement.

1.4.5                    Party B hereby grants to Party A an irrevocable exclusive right, pursuant to which Party A may, at its sole discretion, within the limits permitted by PRC laws and regulations, purchase any part or all of Party B’s assets and business at the lowest price permitted by PRC laws, and the Parties shall enter into a separate transfer agreement of asset or business at that time.

2.                                     Calculation and Payment of the Service Fees, Financial Reports, Audit and Tax

2.1                              Both Parties agree that, in consideration of the services provided by Party A, subject to applicable laws of China, Party A is entitled to receive fees (the “Service Fees”) from Party B equal to the total net income of Party B. The Service Fees shall be due and payable on a monthly basis. During the term of this Agreement, Party A shall have the right to adjust the above Service Fees at its sole discretion without the consent of Party B. Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such month, including the net income of Party B during such month (the “Monthly Net Income”), and (b) pay all of such Monthly Net Income or any other amount as adjusted by Party A, to Party A (each such payment, a “Monthly Payment”). Within 7 days of receipt of such management accounts and operating statistics, Party A shall issue to Party B a corresponding technical service invoice, and Party B shall make payment of the amount of such invoice within 7 days of receipt of the same. All payments shall be transferred into the bank accounts designated by Party A through remittance or in any other way acceptable by the Parties. The Parties agree that such payment instruction may be changed by a notice given by Party A to Party B from time to time.

2.2                              Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the net income of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by Party B to Party A in such fiscal year.

2.3                              Party B shall prepare its financial statements in satisfaction of Party A’s requirements and in accordance with law and commercial practices.

2.4                              Subject to a notice given by Party A 5 working days in advance, Party B shall allow Party A and/or its appointed auditor to review, and make photocopies of, the relevant books and records of Party B at the principal office of Party B to verify the accuracy of the income amounts and statements of Party B.

2.5                              The Parties undertake to each file and pay, in accordance with law, the taxes involved in the transaction hereunder.

3.                                     Intellectual Property Rights; Confidentiality Clauses; Non-competition

3.1                              Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including, but not limited to, copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets and others, regardless of whether they have been developed by Party A or Party B.

3.2                              The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3                              Party B shall not engage in any business activities other than those falling within the scope permitted by its Business License and Business Permit, whether directly or indirectly, or any businesses in China, which compete with the businesses of Party A, whether directly or indirectly, including investing in entities operating in businesses which compete with the businesses of Party A, or any other businesses beyond the scope approved in writing by Party A.

3.4                              The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.                                     Representations and Warranties

4.1                              Party A hereby represents and warrants as follows:

4.1.1                   Party A is a company legally registered and validly existing in accordance with the laws of China.

4.1.2                   Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3                   This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2                              Party B hereby represents and warrants as follows:

4.2.1                    Party B is a company legally registered and validly existing in accordance with the laws of China;

4.2.2                    Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3                    This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.                                     Effectiveness and Term

5.1                              This Agreement has been entered into as of the date first written above and shall come into force as from such date. This Agreement shall be perpetually valid unless early terminated upon written decision of Party A in accordance with this Agreement or otherwise required in the laws of the PRC.

6.                                     Termination

6.1                              If any Party’s term of operation expires within the term hereof, such Party shall promptly extend its term of operation to the greatest extent permitted by the laws of the PRC in order for this Agreement to continue to be valid and performed. If a Party’s application for extension of term of operation is not approved or consented to by any competent authority, this Agreement shall terminate on the date when such Party’s term of operation expires.

6.2                              The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

6.3                              In case of early termination, for whatever reason, or due expiration of this Agreement, payment obligations of either Party outstanding as of the date of such termination or expiration, including without limitation the Service Fees, shall not be waived, nor shall any default liability accrued as of the termination of this Agreement be waived. The Service Fees accrued as of the termination of this Agreement shall be paid to Party A within 15 working days of the termination of this Agreement.

7.                                     Governing Law and Resolution of Disputes

7.1                              The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2                              In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

7.3                              Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.4                              In case of promulgation or , or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same any time after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any adverse effect upon the other Party, the Parties shall promptly apply for such benefits. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, this Agreement shall be implemented in its original terms and conditions. However, the Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to other Party(s), and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party.

8.                                     Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.                                     Notices

9.1                              All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1                    Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

9.1.2                    Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2                              For the purpose of notices, the addresses of the Parties are as follows:

Party A:	[Name of WFOE]
Address:
Attn:
Phone:

Party B:	[Name of VIE]
Address:
Attn:
Phone:

9.3                              Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.                              Assignment

10.1                       Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2                       Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.                              Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.                              Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.                              Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first written above.

Party A: [Name of WFOE]

By:
Name:

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first written above.

Party B: [Name of VIE]

By:
Name:

Schedule of Material Differences

Each of the VIEs as set out below entered into an exclusive business cooperation agreement with Beijing Rongqiniu Information Technology Co., Ltd. or Beijing Rongsanliuling Information Technology Co., Ltd., as applicable, the WFOE, using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

	Name of WFOE	Name of Variable Interest Entity (the “VIE”)	Execution Date
1	Beijing Rongqiniu Information Technology Co., Ltd.	Beijing Rongdiandian Information Technology Co., Ltd. (“RDD”)	April 3, 2019 (1)
2	Beijing Rongqiniu Information Technology Co., Ltd.	Beijing Kartner Information Technology Co., Ltd.(2)	October 1, 2018
3	Beijing Rongsanliuling Information Technology Co., Ltd.	Beijing Guangkezhixun Information Technology Co., Ltd.	October 1, 2019

Notes:

(1)         On April 3, 2019, one of the previous shareholders of RDD transferred her equity holdings in RDD to one of the current shareholders of RDD. Concurrent with the completion of such equity transfer in RDD, the previous exclusive business cooperation agreement of the same form entered into by and between Beijing Rongqiniu Information Technology Co., Ltd. and RDD on September 29, 2017 was terminated and this new exclusive business cooperation agreement was entered into by and between Beijing Rongqiniu Information Technology Co., Ltd. and RDD.

(2)         Beijing Kartner Information Technology Co., Ltd. was formerly known as Beijing Xiaokayingjia Technology Co. Ltd.